Exhibit 10.1

THIS SECOND AMENDED AND RESTATED SHORT-TERM SUPPORT AGREEMENT (the “Agreement”) dated as of April 24, 2009 is made

BETWEEN

NORTEL NETWORKS LIMITED

(hereinafter called the “Principal”)

AND

EXPORT DEVELOPMENT CANADA

(hereinafter called “EDC”)

WHEREAS, pursuant to a Second Amended and Restated Master Facility Agreement dated as of December 14, 2007 between the Principal and EDC (the “Facility Agreement”), EDC agreed to provide Support for the benefit of the Principal and its affiliates, subject to the terms and conditions of the Facility Agreement;

WHEREAS the NNL Corporate Family Rating with respect to senior unsecured long-term debt of the Principal has ceased to exist (the “Family Rating Event”), thereby permitting EDC to terminate or suspend the Facilities pursuant to Section 2.2 of the Facility Agreement;

WHEREAS the NNL Corporate Credit Rating with respect to senior unsecured long-term debt of the Principal is rated at less than “B3” or “B minus” (the “Credit Rating Event”) (the Family Rating Event and the Credit Rating Event are hereby collectively referred to as the “Rating Events”), thereby permitting EDC to terminate or suspend the Facilities pursuant to Section 2.2 of the Facility Agreement;

WHEREAS the Principal commenced a voluntary proceeding seeking relief including an initial order (as amended, the “Initial Order”) under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA Proceeding”) and the Principal’s subsidiaries have commenced administration proceedings in the United Kingdom and restructuring proceedings under Chapter 11 of the United States Bankruptcy Code (together, the “Filing Event”), and the Filing Event and certain consequences of the Filing Event, including the inability to make certain representations pertaining to certain tax obligations and tax compliance matters related to such United Kingdom and United States proceedings (the “Filing Consequences”), constitute or might constitute Defaults and Events of Default under the terms and conditions of the Facility Agreement; and

WHEREAS the Principal and EDC entered into an Agreement dated as of January 14, 2009, as amended by the Amended and Restated Short-Term Support Agreement dated as of February 10, 2009, by and between the Principal and EDC (the “Original Agreement”), () pursuant to which EDC agreed, among other things, that, until May 1, 2009, new Support would continue to be made available to the Principal under the Facilities, notwithstanding the existence of the Rating Events and the Filing Event, to an aggregate maximum amount of USD 30 million; and

WHEREAS the Principal and EDC wish to further amend and restate the terms and conditions of the Original Agreement in accordance with the terms and conditions herein.

THEREFORE, for good and valuable consideration, the sufficiency of which is acknowledged, the parties agree as follows:

1.	With effect as of the date hereof, the Original Agreement is hereby amended, superseded and restated in its entirety, without novation and without derogation from the rights and obligations of the Principal and EDC thereunder (save as amended hereunder).

2.	Unless otherwise defined herein, words and phrases herein shall have the meanings ascribed to them in the Facility Agreement, the Original Agreement or the Initial Order.

3.	TEMPORARY FACILITY

(a)	EDC agrees that, for the period from January 14, 2009 to July 30, 2009 (the “Interim Period”), new Support will continue to be made available to the Principal under the Facilities, notwithstanding the existence of the Rating Events, the Filing Event and the Filing Consequences, to an aggregate maximum amount of USD 30 million (taking into account any exclusions provided in Schedule A). EDC acknowledges and agrees that only the Secured Support (as defined in Schedule A) shall have the benefit of the EDC Charge (as defined in Schedule A).

(b)	Except only with respect to the Rating Events and the Filing Event, nothing in this Agreement shall prevent EDC from exercising, during the Interim Period or thereafter, any other rights or recourses it may currently have or acquire under the Facility Agreement.

(c)	Upon the termination of the Interim Period, EDC may enforce any and all rights and recourses it may have under the Facility Agreement as provided for therein, including those rights and recourses which may have arisen during the Interim Period.

4.	TERMS AND CONDITIONS

(a)	The obligation of EDC to make any Support available under the Facilities during the Interim Period is, except as specifically stated above with respect to the Ratings Events and the Filing Event, subject to the satisfaction of all applicable conditions set forth in the Facility Agreement as well as the conditions set out in this Agreement, including Schedule A.

(b)	The Principal shall pay to EDC the fees set out, and reimburse EDC for the expenses described, in Schedule B to this Agreement.

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(c)	Nothing contained in this Agreement shall limit EDC’s discretionary or other rights under the Facility Agreement with respect to the General Support Facility.

(d)	The Principal hereby covenants that, if a request needs to be made to any financial institution or surety company by a direct or indirect subsidiary of the Principal (a “Subsidiary”) in order to extend or renew any Instrument that could be drawn if not extended or renewed during the CCAA Proceeding, the Principal shall use commercially reasonable efforts to have the Subsidiary make such request. Where the Principal’s efforts have resulted in the Subsidiary making the request, the Principal agrees that EDC may provide to any financial institution or surety company to which EDC may, at the Principal’s request, provide from time to time a guarantee, guarantee bond or surety bond reinsurance, a copy of this Agreement and agrees that the such financial institution or surety company, may rely on a copy of this Agreement, without further inquiry, as its full and irrevocable authority to effect renewal or extension of the relevant Instrument.

5.	MISCELLANEOUS

(a)	Save only as expressly provided in this Agreement, the provisions of the Facility Agreement continue in full force and effect, and the Facility Agreement, the Original Agreement and this Agreement shall be read and construed as one instrument.

(b)	This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

(c)	This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(d)	This Agreement shall be binding upon and enure to the benefit of the parties and their respective successors and assigns.

(e)	Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed by the Principal and EDC.

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IN WITNESS WHEREOF the parties have signed and delivered this Agreement as of the date first written above.

NORTEL NETWORKS LIMITED, as Principal

Per:	/s/ JOHN M. DOOLITTLE
Name:	John M. Doolittle
Title:	Treasurer

Per:	/s/ GORDON A. DAVIES
Name:	Gordon A. Davies
Title:	Chief Legal Officer and Corporate Secretary
Address:	195 The West Mall Toronto, Ontario M9C 5K1 Facsimile: 905-863-8563

EXPORT DEVELOPMENT CANADA

Per:	/s/ DEREK AUSTIN
Name:	Derek Austin
Title:	Manager, Contract Insurance and Bonding

Per:	/s/ PAUL BURDZY
Name:	Paul Burdzy
Title:	Senior Underwriter
Address:	151 O’Connor Street Ottawa, Ontario K1A 1K3 Facsimile: 613-597-8504

SCHEDULE A

CONDITIONS

(a)	An order shall have been made in the CCAA Proceeding commenced by the Principal amending paragraph 33 of the Initial Order to read as follows:

“33. THIS COURT ORDERS that EDC shall be entitled to the benefit of and is hereby granted a charge on the Property (the “EDC Charge”) as security for the Secured Support (as that term is used in the second amended and restated short-term support agreement between NNL and EDC dated as of April 24, 2009 and any amendments thereto made with the written approval of the Monitor (collectively, the “Support Agreement”)), including agreed to fees and expenses, but excluding any Unsecured Renewal Support (as that term is used in the Support Agreement). The EDC Charge shall have the priority set out in paragraphs 42 and 44 hereof.”

(b)	EDC is entitled to the benefit of the EDC Charge (as defined in the Initial Order) for: (i) any new Support made after January 14, 2009 (which new Support shall not include any Support made by EDC after April 14, 2009, other than any Secured Renewal Support, which is a renewal, extension, substitution, or replacement of Support outstanding on January 14, 2009) provided by EDC in respect of an Instrument issued or executed during the CCAA Proceeding (the “Secured New Support”), (ii) any future extension or renewal for such Secured New Support during the CCAA Proceeding, and (iii) any extension or renewal of Support made by EDC between January 14, 2009 and April 14, 2009 (the “Completed Renewals”) and any further extension or renewal of the Completed Renewals during the CCAA Proceeding (all extension or renewal Support described in sub-paragraphs (ii) and (iii) being hereafter referred to as the “Secured Renewal Support” and all Secured New Support and Secured Renewal Support being hereafter referred to as the “Secured Support”)).

(c)	Other than with respect to the Secured Renewal Support, EDC will not be entitled to the benefit of the EDC Charge with respect to any Support made by EDC after April 14, 2009, and during the CCAA Proceeding, which is a renewal, extension, substitution, or replacement of Support outstanding on January 14, 2009 (the “Unsecured Renewal Support”) and the obligations of the Principal to indemnify EDC in respect of the Unsecured Renewal Support shall be treated as general unsecured claims in the CCAA Proceeding, as if they were incurred prior to the date of commencement of the CCAA Proceeding.

(d)	The Unsecured Renewal Support shall not be included for purposes of calculating the aggregate maximum amount of Support available under Section 3(a) of this Agreement or computing the remaining available portion of the “Aggregate Allowed Limit” under any EDC Agreement issued and in effect under the Facility Agreement.

(e)	No motion or other proceeding shall have been threatened or commenced seeking to set aside the EDC Charge or to modify or vary the EDC Charge in any way, except with the express consent of EDC.

(f)	The Principal shall have paid to EDC any outstanding fees with respect to the Support owing to EDC as of the date of this Agreement.

(g)	EDC shall be satisfied on a case-by-case basis that any Support requested under the Small Bonds Facility during the Interim Period is within the parameters contemplated by the EDC Agreements in effect as of the date of this Agreement.

(h)	The Principal shall obtain EDC’s prior written consent, which shall not be unreasonably withheld or delayed, to any amendments to letter of credit agreements entered into between the Principal and certain financial institutions.

(i)	On dates to be mutually agreed to by the Principal and EDC, the Principal shall deliver weekly reports to EDC, in form and substance satisfactory to EDC, acting reasonably, which set out EDC’s outstanding exposure with respect to Instruments issued or to be issued on behalf of the Principal and its affiliates, including (i) the amounts of Instruments to be issued, increased, extended or renewed or to expire, and (ii) corresponding dates of issuance, increase, extension, renewal or expiry of such Instruments.

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SCHEDULE B

FEES AND EXPENSES

(a)	For Support made available by EDC during the Interim Period (including, without limitation, by way of any renewal or extension of Support made available by EDC prior to the Interim Period that matures or expires during the Interim Period), the Principal shall pay to EDC prior to the issuance of any Support by EDC, a fee of 1.525% per annum calculated on the aggregate amount of such Support for the stated term thereof.

(b)	EDC acknowledges receipt from the Principal of a deposit of USD 450,000.00. Such deposit shall be applied by EDC to the fees to be paid by the Principal to EDC pursuant to paragraph (a) above. At the end of the Interim Period, the balance of the deposit, if any, shall be returned by EDC to the Principal.

(c)	The Principal shall reimburse EDC, on demand, for all reasonable fees and expenses of external legal counsel and external financial advisors incurred by EDC in connection with the negotiation and preparation of this Agreement and the implementation of the arrangement between EDC and the Principal contemplated hereby, including in connection with the CCAA proceedings, the EDC Charge and the negotiation and preparation of EDC Agreements.